Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on or about May 14, 2007) pertaining to the Inovio Biomedical Corporation 2007 Omnibus Incentive Plan, of our reports dated March 15, 2007, with respect to the consolidated financial statements of Inovio Biomedical Corporation, Inovio Biomedical Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Inovio Biomedical Corporation, included in the Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
May 7, 2007